Exhibit 99.1

FOR IMMEDIATE RELEASE

GNC Holdings, Inc. Reports Third Quarter 2012 Results

Increases Outlook for Full Year 2012

Third Quarter Revenue Increases 15.5% to $621.6 million

Third Quarter Domestic Company-Owned Same Store Sales Increases 9.8%

Third Quarter Adjusted EPS of $0.61, a 32.6% increase over Third Quarter 2011 Adjusted EPS

PITTSBURGH, November 1, 2012 /PRNewswire/ – GNC Holdings, Inc. (NYSE: “GNC”) (the “Company”), a leading global specialty retailer of health and wellness products, today reported its financial results for the quarter and year-to-date period ended September 30, 2012.

In addition to presenting the Company’s financial results in conformity with U.S. generally accepted accounting principles (“GAAP”), the Company is also presenting results on an “adjusted” basis to exclude the impact of certain expenses related to: (i) the Company’s initial public offering in the first quarter of 2011, (the “IPO”) and secondary offerings in the fourth quarter of 2011, the first quarter of 2012 and the third quarter of 2012 (each, an  “Offering”); (ii) certain debt transactions, including  a debt refinancing (the “Refinancing”) in the first quarter of 2011 and incremental term loan (the “Incremental Term Loan”) in the third quarter of 2012, and (iii) executive severance in the second quarter of 2011.

Third Quarter Performance

For the third quarter of 2012, the Company reported consolidated revenue of $621.6 million, an increase of 15.5% over consolidated revenue of $538.0 million for the third quarter of 2011.  Revenue increased in each of the Company’s segments: retail by 15.5%, franchise by 19.7%, and manufacturing/wholesale by 9.5%.  Same store sales increased 9.8% in domestic company-owned stores (including GNC.com sales), representing the Company’s 29th consecutive quarter of positive same store sales growth.  In domestic franchise locations, same store sales increased 14.3%.

Adjusted EBITDA, which the Company defines as net income before interest, income taxes, depreciation, amortization, sponsor obligation payments, transaction related costs and executive severance, for the third quarter of 2012 was $124.2 million, a $29.6 million, or 31.2%, increase over adjusted EBITDA of $94.7 million for the third quarter of 2011.  Adjusted EBITDA was 20.0% of revenue for the third quarter of 2012, compared to 17.6% for the third quarter of 2011.

For the third quarter of 2012, the Company reported net income of $62.2 million, compared to $48.7 million for the third quarter of 2011.  Net income for the third quarter of 2012 included $0.9 million non-recurring expenses associated with the Offering completed during the quarter and the Incremental Term Loan.  Excluding these expenses and the related tax impact, adjusted net income for the third quarter of 2012 was $63.2 million, a $14.1 million or 28.7% increase over adjusted net income of $49.1 million for the third quarter of 2011.  Adjusted diluted earnings per share were $0.61 for the third quarter of 2012, a 32.6% increase over adjusted diluted earnings per share of $0.46 for the third quarter of 2011.

Business Update

Based on the success of the new Gold Card Member Pricing test markets, the Company has expanded this program to four additional markets, including New York City and Chicago.  The program evolves Gold Card from a fixed 20% discount the first week of each month to an everyday variable discount Member Pricing model.

The Company is once again partnering with Peter Arnell, who successfully helped to elevate the GNC brand through the LiveWell campaign.  The collaboration with Mr. Arnell will include a comprehensive new, integrated campaign across all mediums, and is expected to launch in early 2013.

Joe Fortunato, Chairman, President & CEO, said, “I am enthusiastic that GNC can deliver sustainable top and bottom line growth.  We drive into the future with substantial momentum, fueled by an expanding customer base, an improved Member Pricing program, a simplified pricing strategy, an overhauled marketing program, and a comprehensive product development pipeline.”

Third Quarter Segment Operating Performance

For the third quarter of 2012, retail segment revenue grew 15.5% to $445.0 million, compared to $385.2 million for the third quarter of 2011, driven primarily by a 9.8% domestic company-owned same store sales increase, including 20.9% growth in GNC.com revenue, the addition of LuckyVitamin.com (acquired August 31, 2011) and 155 net new stores from the end of the third quarter of 2011.   Operating income increased by 38.8%, from $62.2 million to $86.3 million, and was 19.4% of segment revenue for the third quarter 2012, compared to 16.1% for the third quarter of 2011.  The increase in operating income percentage was driven by higher gross margin, and expense leverage on the same store sales increase in occupancy and payroll.

For the third quarter of 2012, franchise segment revenue grew 19.7% to $108.8 million, compared to $90.9 million for the third quarter of 2011, driven primarily by increased wholesale product sales and royalty income in both domestic and international franchise operations.  Operating income increased 13.5%, from $32.0 million to $36.3 million, and was 33.4% of segment revenue for the third quarter of 2012, compared to 35.2% for the third quarter of 2011.  The decline in operating income percentage was driven by a higher revenue contribution from wholesale product sales compared with higher margin fees and royalties.

For the third quarter of 2012, manufacturing/wholesale segment revenue, excluding intersegment revenue, grew 9.5% to $67.8 million, compared to $61.9 million for the third quarter of 2011, driven primarily by an increase in wholesale sales.  Operating income increased 13.1% from $23.4 million to $26.5 million and was 39.0% of segment revenue for the third quarter of 2012 compared to 37.8% for the third quarter of 2011.  The increase in operating income percentage was driven by an increase in proprietary product sales.

Total operating income for the third quarter of 2012 was $111.2 million, a $28.6 million, or 34.6%, increase over operating income of $82.6 million for the third quarter of 2011.  Third quarter operating income included $0.9 million and $0.6 million in 2012 and 2011, respectively, of non-recurring costs related to the Offerings and Incremental Term Loan.

In the third quarter of 2012, the Company opened 36 net new domestic company-owned stores, 60 net new international franchise locations, 11 net new Rite Aid franchise store-within-a-store locations, 2 net new domestic franchise locations, and 1 net new company-owned store in Canada.

Year-to-date Performance

For the first nine months of 2012, the Company reported consolidated revenue of $1,865.0 million, an increase of 19.4% over consolidated revenue of $1,562.6 million for the first nine months of 2011.  Revenue increased in each of the Company’s segments: retail by 19.1%, franchise by 25.0%, and manufacturing/wholesale by 12.3%.  Same store sales increased 12.8% in domestic company-owned stores (including GNC.com sales).  In domestic franchise locations, same store sales increased 16.1%.

Adjusted EBITDA for the first nine months of 2012 was $378.4 million, a $114.2 million, or 43.2%, increase over Adjusted EBITDA of $264.2 million for the first nine months of 2011.  Adjusted EBITDA was 20.3% of revenue for the first nine months of 2012, compared to 16.9% for the first nine months of 2011.

For the first nine months of 2012, the Company reported net income of $192.8 million, compared to $94.6 million for the first nine months of 2011.  Adjusting for expenses related to the Offerings and the Incremental Term Loan, adjusted net income for the first nine months of 2012 was $194.4 million, 10.4% of revenue and a 55.2% increase over adjusted net income for the first nine months of 2011.  Adjusted diluted earnings per share were $1.82 for the first nine months of 2012, a 55.6% increase over $1.17 for the first nine months of 2011.

For the first nine months of 2012, the Company opened 107 net new domestic company-owned stores, 121 net new international franchise locations, 43 net new Rite Aid franchise store-within-a-store locations, 11 net new domestic franchise locations, and 1 new company-owned store in Canada, and closed 3 company-owned stores in Canada.

For the first nine months of 2012, the Company generated net cash from operations of $142 million, incurred capital expenditures of $29.9 million, repurchased $360.0 million in common stock under share repurchase programs, and paid $34.3 million in common stock dividends.  At September 30, 2012, the Company’s cash balance was $96.8 million.

Capital Structure

The Company’s Board of Directors has authorized and declared a cash dividend of $0.11 per share of its common stock for the fourth quarter of 2012, payable on or about December 31, 2012 to stockholders of record at the close of business on December 14, 2012.  The Company currently intends to pay regular quarterly dividends; however, the declaration of such future dividends is subject to the final determination of the Company’s Board of Directors.

In the third quarter of 2012, the Company completed all repurchases under authorized share repurchase programs, totaling 7.8 million shares.  At the end of the third quarter of 2012, diluted shares outstanding were approximately 100.2 million.

On October 2, 2012, the Company completed the repricing of its Term Loan.  Under the new terms, the Term Loan bears interest at a rate per annum equal to the greater of the applicable Adjusted LIBO Rate and 1.00%, plus an applicable margin of 2.75%.  The previous interest rate was equal to the greater of the applicable Adjusted LIBO Rate and 1.25%, plus an applicable margin of 3.00%.

Current 2012 Outlook

The Company’s current outlook for 2012 is based on current expectations and includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Below is the Company’s current outlook for 2012, which is being revised since the Company last provided its outlook for 2012 on July 26, 2012:

•              Consolidated revenue of approximately $2.45 billion for the full year 2012, an 18.0% increase over 2011 consolidated revenue of $2.07 billion.  This is based on achieving an increase of approximately 11.5% in domestic company-owned same store sales for the full year 2012, including the impact of GNC.com.  This compares to the Company’s previous outlook of an increase of approximately 17.5% in consolidated revenue.

•              Consolidated adjusted earnings per diluted share (“Adjusted EPS”) of approximately $2.29 for the full year 2012, a 50.7% increase over 2011 Adjusted EPS of $1.52.  This compares to the Company’s previous outlook of approximately $2.21.  The current outlook includes an EPS impact of up to approximately 3¢ associated with gross margin dollar investment and marketing spend in support of the expansion of the Gold Card Member Pricing program to four additional markets including New York City and Chicago. The current outlook does not include any potential EPS impact as a result of Hurricane Sandy.

•              A diluted share count of approximately 105 million for the full year 2012.

About Us

GNC Holdings, Inc., headquartered in Pittsburgh, PA, is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC.”

As of September 30, 2012, GNC has more than 7,900 locations, of which more than 6,000 retail locations are in the United States (including 935 franchise and 2,168 Rite Aid franchise store-within-a-store locations) and franchise operations in 55 countries (including distribution centers where retail sales are made).  The Company – which is dedicated to helping consumers Live Well – has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships.  GNC’s broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men®, Ultra Mega®, GNC Total Lean, Pro Performance®, Pro Performance® AMP, Beyond Raw®, and under nationally recognized third party brands.

Conference Call

GNC has scheduled a conference call and webcast to report its third quarter 2012 financial results on Thursday, November 1, 2012 at 10:00 am Eastern time.  To listen to this call, dial 1-877-232-1784 inside the U.S. and 706-679-4448 outside the U.S.  The conference identification number for all participants is 53770359.   A webcast of the call will also be available on www.gnc.com - via the Investor Relations section under “About GNC” - through December 1, 2012.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain, and the Company may not realize its expectations and its beliefs may not prove correct.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

Management has included non-GAAP financial measures in this press release because it believes they represent an effective supplemental means by which to measure the Company’s operating performance. The Company uses adjusted EBITDA to evaluate its performance relative to its competitors and also as a measurement for the calculation of management incentive compensation. Management also believes that adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations  in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of the Company’s profitability or liquidity.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(unaudited)

Revenue	$621,607	$538,028	$1,864,961	$1,562,571
Cost of sales, including cost of warehousing, distribution and occupancy	386,393	343,129	1,149,600	992,908

Gross profit	235,214	194,899	715,361	569,663

Compensation and related benefits	78,707	72,375	237,126	219,011
Advertising and promotion	15,697	12,433	45,327	40,031
Other selling, general and administrative	28,717	26,629	91,075	84,530
Foreign currency gain (loss)	(8)	225	(84)	106
Transaction related costs (a)	924	637	1,610	12,999
Operating income	111,177	82,600	340,307	212,986

Interest expense, net	12,080	10,418	32,958	64,517

Income before income taxes	99,097	72,182	307,349	148,469

Income tax expense	36,868	23,519	114,592	53,879

Net income	$62,229	$48,663	$192,757	$94,590

Income per share - Basic and Diluted:

Net income	$62,229	$48,663	$192,757	$94,590
Preferred stock dividends	-	-	-	(4,726)
Net income available to common shareholders	$62,229	$48,663	$192,757	$89,864

Earnings per share:
Basic	$0.61	$0.47	$1.84	$0.91
Diluted	$0.60	$0.45	$1.81	$0.89

Weighted average common shares outstanding:
Basic	102,541	104,390	104,946	98,223
Diluted	103,721	107,351	106,515	100,858

(a) Expenses related to the Offerings, the Incremental Term Loan, and the Refinancing.

The following table provides a reconciliation of net income to adjusted EBITDA determined in accordance with GAAP for each period:

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in thousands)
	(unaudited)
Net income	$62,229	$48,663	$192,757	$94,590
Interest expense, net	12,080	10,418	32,958	64,517
Income tax expense	36,868	23,519	114,592	53,879
Depreciation and amortization	12,148	11,453	36,476	34,344
Transaction related costs (a)	924	637	1,610	12,999
Executive severance	-	-	-	3,470
Sponsor obligations (b)	-	-	-	375
Adjusted EBITDA	$124,249	$94,690	$378,393	$264,174

(a) Expenses related to the Offerings, the Incremental Term Loan, and the Refinancing.

(b) These obligations ceased upon consummation of the IPO.

The following table provides a reconciliation of net income and EPS to adjusted net income and adjusted EPS for each period:

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in thousands)
	(unaudited)
Net Income	$62,229	$48,663	$192,757	$94,590
Transaction related costs (a)	924	637	1,610	12,999
Executive severance	-	-	-	3,470
Debt extinguishment costs (b)	-	-	-	28,100
Sponsor obligations (c)	-	-	-	375
Tax effect (d)	-	(233)	-	(14,275)
Adjusted net income	$63,153	$49,067	$194,367	$125,259

Adjusted earnings per share (e):
Basic	$0.62	$0.47	$1.85	$1.20
Diluted	$0.61	$0.46	$1.82	$1.17

Adjusted weighted average common shares outstanding (f):
Basic	102,541	104,390	104,946	103,973
Diluted	103,721	107,351	106,515	106,641

(a) Expenses related to the Offerings, the Incremental Term Loan, and the Refinancing.

(b) Debt extinguishment costs that impacted interest expense included approximately $5.8 million in interest rate swap termination costs, $13.4 million of deferred financing fees related to former indebtedness, $1.6 million in original issue discount related to the Senior Toggle Notes, $2.4 million to defease the former Senior Notes and Senior Toggle Notes, and $4.9 million related to the expensing of fees as a result of the $300 million repayment on the Term Loan Facility in connection with the IPO in the second quarter of 2011.

(c) These obligations ceased upon consummation of the IPO.

(d) Effect on income taxes for other adjustments to net income.

(e)  Net income available to common shareholders was adjusted in the earnings per share calculation for $4.2 million of preferred stock dividends for the nine months ended September 30, 2011.

(f)  2011 weighted average shares outstanding were adjusted as if all shares issued with the IPO were issued on January 1, 2011.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2012	2011
	(unaudited)
Current assets:
Cash and cash equivalents	$96,795	$128,438
Receivables, net	134,585	114,190
Inventories	496,069	423,610
Prepaids and other current assets	43,397	38,777
Total current assets	770,846	705,015

Long-term assets:
Goodwill, brands and other intangibles, net	1,503,510	1,507,466
Property, plant and equipment, net	198,405	198,171
Other long-term assets	29,702	18,935
Total long-term assets	1,731,617	1,724,572

Total assets	$2,502,463	$2,429,587

Current liabilities:
Accounts payable	$116,472	$124,416
Current portion, long-term debt	3,788	1,592
Other current liabilities	120,147	104,525
Total current liabilities	240,407	230,533

Long-term liabilities:
Long-term debt	1,095,291	899,950
Other long-term liabilities	328,268	320,642
Total long-term liabilities	1,423,559	1,220,592

Total liabilities	1,663,966	1,451,125

Total stockholders’ equity	838,497	978,462

Total liabilities and stockholders’ equity	$2,502,463	$2,429,587

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine months ended
	September 30,
	2012	2011
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$192,757	$94,590
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on early extinguishment of debt	-	19,855
Depreciation and amortization expense	36,476	34,344
Amortization of debt costs	1,811	2,195
Increase in receivables	(23,273)	(15,205)
Increase in inventory	(78,193)	(46,418)
(Decrease) increase in accounts payable	(7,855)	36,155
Other operating activities	20,229	20,864
Net cash provided by operating activities	141,952	146,380

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(29,856)	(27,808)
Acquisition of Lucky Vitamin	-	(20,998)
Other investing activities	(1,966)	(1,437)
Net cash used in investing activities	(31,822)	(50,243)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid to shareholders	(34,300)	-
Payments on long-term debt	(1,757)	(1,355,566)
Repurchase of treasury stock	(359,990)	-
Repurchase of Class A preferred stock	-	(223,107)
Proceeds from issuance of long-term debt	199,000	1,196,200
Proceeds from sale of Class A Common Stock	-	237,253
Proceeds and tax benefit from exercise of stock options	59,445	19,504
Other financing activities	(3,648)	(17,346)
Net cash used by financing activities	(141,250)	(143,062)

Effect of exchange rate on cash and cash equivalents	(523)	(870)
Net decrease in cash and cash equivalents	(31,643)	(47,795)
Beginning balance, cash and cash equivalents	128,438	193,902
Ending balance, cash and cash equivalents	$96,795	$146,107

Segment Financial Data and Store Counts (unaudited)

Retail Segment – Company-owned stores in the U.S. and Canada as well as e-commerce

	Three months ended		Nine months ended
	September 30,		September 30,
$ in thousands	2012	2011	2012	2011
	(unaudited)
Revenue	$445,008	$385,231	$1,373,460	$1,153,237
Comp store sales - domestic, including GNC.com	9.8%	10.3%	12.8%	9.5%
Operating Income	$86,257	$62,167	$277,050	$189,173
% Revenue	19.4%	16.1%	20.2%	16.4%

Franchise Segment – Franchise-operated domestic and international locations

	Three months ended		Nine months ended
	September 30,		September 30,
$ in thousands	2012	2011	2012	2011
	(unaudited)
Domestic	$61,684	$56,145	$188,038	$158,939
International	47,101	34,739	125,771	92,157

Total revenue	$108,785	$90,884	$313,809	$251,096
Operating income	$36,319	$31,997	$103,038	$83,291
% Revenue	33.4%	35.2%	32.8%	33.2%

Manufacturing/Wholesale Segment - Third-party contract manufacturing; wholesale and consignment sales with Rite Aid, PetSmart, Sam’s Club and www.drugstore.com

	Three months ended		Nine months ended
	September 30,		September 30,
$ in thousands	2012	2011	2012	2011
	(unaudited)
Revenue	$67,814	$61,913	$177,692	$158,238
Operating income	$26,455	$23,385	$73,150	$60,982
% Revenue	39.0%	37.8%	41.2%	38.5%

Consolidated unallocated costs (a)

	Three months ended		Nine months ended
	September 30,		September 30,
$ in thousands	2012	2011	2012	2011
	(unaudited)
Warehousing and distribution costs	$(16,181)	$(15,190)	$(47,601)	$(45,577)
Corporate costs (b)	$(20,749)	$(19,122)	$(63,720)	$(61,884)
Transaction related costs	$(924)	$(637)	$(1,610)	$(12,999)

(a)                             Part of consolidated operating income.

(b)                             Includes $3.5 million of executive severance for the nine months ended September 30, 2011.

Consolidated Store Count Activity

	Nine months ended September 30, 2012
	Company-	Franchised stores
	owned (b)	Domestic	International	Rite Aid	Total
Beginning of period balance	3,046	924	1,590	2,125	7,685
Store openings (a)	134	44	170	50	398
Store closings	(29)	(33)	(49)	(7)	(118)
End of period balance	3,151	935	1,711	2,168	7,965

	Nine months ended September 30, 2011
	Company-	Franchised stores
	owned (b)	Domestic	International	Rite Aid	Total
Beginning of period balance	2,917	903	1,437	2,003	7,260
Store openings (a)	113	48	141	105	407
Store closings	(34)	(32)	(29)	(5)	(100)
End of period balance	2,996	919	1,549	2,103	7,567
(a) openings include new stores and corporate/franchise conversion activity
(b) including Canada

Contacts:

Investors:        Michael M. Nuzzo, Executive Vice President and CFO

(412) 288-2029, or

Dennis Magulick, Senior Director Treasury & Investor Relations

(412) 288-4632

SOURCE:	GNC Holdings, Inc.
Web site:	http://www.gnc.com/